UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 8, 2018
Date of Report (Date of earliest event reported)

STORE Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8377 East Hartford Drive, Suite 100 Scottsdale, AZ	85255
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 256-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On March 8, 2018, STORE Capital Corporation (the "Company") entered into an Underwriting Agreement (the "Underwriting Agreement") with Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC, as representatives of the several underwriters listed on Schedule I thereto, in connection with the public offering by the Company of $350 million aggregate principal amount of its 4.50% Senior Notes due 2028 (the "Notes"). The Company intends to use the net proceeds from the offering to fund property acquisitions, to repay indebtedness outstanding under its unsecured revolving credit facility, for working capital and other general corporate purposes, or a combination of the foregoing.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the underwriters against certain liabilities. The offering of the Notes is expected to close on or about March 15, 2018.

The Notes are being issued pursuant to the Company's shelf registration statement on Form S-3 (Registration No. 333-223206), which became effective upon filing with the Securities and Exchange Commission on February 26, 2018, and a prospectus supplement dated March 8, 2018, as the same may be amended or supplemented.

The summary of the Underwriting Agreement set forth in this Item 8.01 does not purport to be complete and is qualified in its entirety by reference to the text of the Underwriting Agreement, a copy of which is being filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1
Underwriting Agreement, dated March 8, 2018, by and among STORE Capital Corporation and Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC, as representatives of the several underwriters listed on Schedule I thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: March 9, 2018
	By:	/s/ Michael T. Bennett
Michael T. Bennett
Executive Vice President-General Counsel